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                                     PLEDGE
                                       AND
                               SECURITY AGREEMENT

                                   ARTICLE 1

                                GENERAL RECITALS

                         Identification of the Parties

   1.01 This is a pledge and security agreement ("Agreement") between ____________________________________________, whose address is
         ____________________________________,  referred to in this Agreement as
         Debtor, and TERRITORIAL RESOURCES, INC., a Colorado corporation whose address is 1300 Main, Suite 1840, Houston, Texas 77002, referred to in this Agreement as Secured Party.

                                      Debt

   1.02. Debtor has indemnified Secured Party under Sections IX of that certain Plan and Agreement of Reorganization dated as of March 12, 1996, entered into by and among Secured Party, Debtor and the other shareholders of TRI Mongolia Inc., a Texas corporation, referred to in this Agreement as the "Indemnity".

                              Nature of Agreement

   1.03. Debtor and Secured Party desire that Debtor grant to the Secured Party a pledge of, lien on, and a security interest in the Collateral described in Paragraph 2.02 of this Agreement as Collateral for Debtor's performance of the terms and conditions of the Indemnity and other obligations set forth in this Agreement.

   THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Debtor and Secured Party agree as follows:

                                   ARTICLE 2

                                     PLEDGE

                               Security Interest

   2.01. Debtor hereby creates and grants to the Secured Party a pledge of, lien on, and a security


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         interest in the Collateral described in Paragraph 2.02 of this
         Agreement to secure the payment and performance of the obligations of Debtor to the Secured Party set forth in Paragraph 2.03 of this Agreement.

                           Description of Collateral

   2.02. This Agreement creates a pledge of, lien on, and a security interest in favor of Secured Party in _________shares of common stock, without par value, of Secured Party, represented by certificate number ______.

                              Obligations Secured

   2.03 The pledge, lien and security interest created by this Agreement secures the following:

         (a) Performance and discharge of every covenant, condition, and agreement contained in the Indemnity; and

         (b) Performance and discharge of every obligation, covenant, and agreement of Debtor contained in this Agreement.

                    Warranties and Representations of Debtor

   2.04. Debtor warrants and represents that the Collateral is free and clear of any security interests, liens, restrictions, encumbrances or claims of any third parties, other than the pledge, lien and security interest created by this Agreement, and that Debtor has full right and power to transfer the Collateral to the Secured Party free and clear of any interests described in this paragraph, and to enter into and carry out this Agreement.

                                   ARTICLE 3

                                    DEFAULT

                             Occurrence of Default

   3.01. As used in this Agreement, "Occurrence of Default" shall be any or all of the following:

     (a) The failure of Debtor punctually and completely to observe, keep, or perform any covenant, agreement, or condition required by this Agreement.

     (b) The failure of Debtor to pay within twenty (20) days of demand by Secured Party of all obligations covered by the Indemnity.

     (c) Consent by Debtor to the appointment of a receiver or liquidator of himself or of any


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         substantial portion of his assets.

     (d) The seizure by a receiver, trustee, or other officer appointed by any court, or by any sheriff, marshal, or other similar governmental officer, under color of legal authority, of any substantial portion of the assets of Debtor and holding possession of the assets for a period of thirty (30) days.

     (e) The assumption of jurisdiction, custody, or control of any of the assets of Debtor under the provisions of any presently existing or future law providing for reorganization, dissolution, liquidation, or winding up of corporations or other legal entities, if Debtor has not been restored to custody and control of the assets within thirty (30) days after the date of the assumption.

     (f) If a final judgment for the payment of money shall be rendered against Debtor and, within twenty (20) days after the entry of the judgment, it has not been discharged or execution of the judgment has not been stayed pending appeal, or if, within twenty (20) days after the expiration of any stay, the judgment has not been discharged.

               Rights of Secured Party Upon Occurrence of Default

   3.02 On an Occurrence of Default, the Secured Party may foreclose the pledge, lien and security interest in any manner permitted by applicable law (all of which shall be cumulative), and shall expressly include one or more of the following (as selected by Secured Party):

                            Retention of Collateral

     (a) Provided that the Secured Party gives notice to the Debtor, the Secured Party may retain in satisfaction of Debtor's obligations that portion of the Collateral that has a "fair value", as defined in Paragraph 3.03, equal to the amount of indebtedness that the Debtor has failed to pay in accordance with the terms of the Indemnity and this Agreement.

                               Sale of Collateral

     (b) Subject to the provisions of Section 9.504 of the Texas Business and Commerce Code, the Secured Party may offer the Collateral at a public or private sale after ten (10) days' written notice to Debtor, upon such terms as Debtor shall deem appropriate (in its sole discretion).

                            Fair Value of Collateral

   3.03. As used in this Agreement, "fair value" of the Collateral shall be the fair market value per share of the Collateral, multiplied by the number of shares of such stock constituting the


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      Collateral, or $.75 multiplied by the number of such shares, WHICHEVER IS
      GREATER.

      As used in this Paragraph 3.03, "fair market value" means the average closing bid prices, as reported in the over-the-counter market, for a share of common stock of Territorial Resources, Inc. during either: (a) the fifteen business-day period immediately preceding the date of the Occurrence of Default; or (b) the fifteen business-day period immediately following the date of the Occurrence of Default, WHICHEVER IS LOWER.

                                   ARTICLE 4

                                OTHER AGREEMENTS

                         Initial Delivery of Collateral

   4.01. Concurrently with the execution and delivery of this Agreement, Debtor shall deliver the Collateral together with stock powers executed in blank in proper form for transfer of the Collateral in order to evidence the pledge, lien and security interests in the Collateral.

                              Return of Collateral

   4.02 When Debtor's obligations under the Indemnity have been fully performed, Secured Party shall redeliver the Collateral to Debtor and this Agreement shall terminate.

                                     Voting

   4.03. For as long as the certificates of stock constituting the Collateral are held by the Secured Party, and until the date of an Occurrence of Default, if any, the Debtor shall have the right to vote the stock for all purposes. If requested by the Debtor, the Secured Party shall execute and deliver to the Debtor any proxies and authorizations reasonably required to confirm the voting rights of the Debtor during this period.

                                   Dividends

   4.04. For as long as the certificates of stock constituting the Collateral are held by Secured Party, all dividends paid upon the stock constituting Collateral shall constitute Collateral and shall be subject to the terms and provisions of this Agreement.

                                    ARTICLE 5

                                    GENERAL


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                         No Waiver of Right of Remedies

   5.01. No failure or delay by Secured Party in exercising any right, power, or privilege given by any provision of this Agreement shall operate as a waiver of the provision. Additionally, no single or partial exercise of any right, power, or privilege shall preclude any other or further exercise of that or any other right, power, or privilege.

                                  Severability

   5.02. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be valid, binding, and effective as if the illegal or unenforceable provisions had never been included in this Agreement

                                    Notices

   5.03 Any notices or other communications required or permitted by this Agreement shall be delivered personally or sent by registered or certified mail, postage prepaid, to the respective addresses of Debtor and Secured Party set forth above, or at any other address within the United States of America furnished in writing by either party to the other, and shall be deemed to have been given as of the date the notice is personally delivered or deposited in the United States mail. Except as expressly provided in this Agreement, Secured Party waives demand, notice of protest and all other notices relating be to this Agreement.

                                   Assignment

   5.04. This Agreement, the obligations hereunder and the pledge, lien and security interest created by this Agreement shall not be assignable by Debtor without the prior written consent of Secured Party, and, subject to the foregoing, shall inure to the benefit of Secured Party's successors and assigns, and shall be binding upon the Debtor and his heirs, executors, administrators, legal representatives, and assigns.

                          No Third Party Beneficiaries

   5.05 This Agreement is intended for the sole and exclusive benefit of the parties hereto and, with the exception of the rights herein expressly conferred, nothing expressed or mentioned in, or to be implied from, this Agreement is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any covenants, conditions or provisions herein contained.

                                 Choice of Law

   5.06. THE VALIDITY OF THIS AGREEMENT AND THE INTERPRETATION OF THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS. TO THE FULLEST


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         EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY
         IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT.

                               Paragraph Headings

   5.07. Paragraph and other headings contained in this Agreement are for purposes of reference and convenience only and shall not affect in any way the meaning of this Agreement or its interpretation.

                    Certain Filings and Obligations of Debtor

   5.08 Debtor authorizes the Secured Party to file, in jurisdictions where this authorization will be given effect, any financing statement or other document or instrument of any kind evidencing the security interest, pledge and/or lien granted hereunder, and at the request of Secured Party, from time to time, Debtor will join the Secured Party in executing one or more of such financing statements and other documents or instruments in form and substance satisfactory to Secured Party. Until all obligations of Debtor hereunder are satisfied in full,
         Debtor: (i) shall keep the Collateral free form any and all superior or equal adverse claims, pledges, mortgages, liens, charges, security interests and encumbrances, and (ii) shall not sell or grant to any other party any ownership or other interest in any of the Collateral.

                              Integrated Agreement

   5.09. This Agreement constitutes the entire Agreement between the parties with respect to the Collateral.

Dated: March 29, 1996

SECURED PARTY:                     TERRITORIAL RESOURCES, INC.



                                   BY:
                                      ----------------------------------
                                        Brian A. Lingard
                                        Chief Executive Officer




DEBTOR:
                                   -------------------------------------



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